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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DRS Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-14487, 333-69751 and 333-83700) on Form S-8 and in the registration statement (No. 333-101315) on Form S-3 and in the registration statement (No. 333-112423) on Form S-4 of DRS Technologies, Inc. of our reports dated June 9, 2005, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 and the effectiveness of internal control over financial reporting as of March 31, 2005, which reports appear in the March 31, 2005 annual report on Form 10-K of DRS Technologies, Inc.

Our report dated June 9, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of DRS Technologies, Inc. and subsidiaries excluded an evaluation of internal control over financial reporting of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc.

/s/  KPMG LLP

Short Hills, New Jersey
June 9, 2005

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm